Exhibit 23.1

Consent of Independent Public Accounting Firm

We have issued our report dated May 7, 2014, except as to Note 3 paragraph 1 of the consolidated financial statements and the Emphasis of Matter in our report which is as of January 22, 2015, accompanying the consolidated financial statements of Contact At Once!, LLC included in this Current Report on Form 8-K/A. We hereby consent to the incorporation by reference of said report in the registration statements of LivePerson, Inc. on Form S-3 (File Nos. 333-112018, 333-112019, 333-136249 and 333-147929) and Form S-8 (File Nos. 333-34230, 333-147572, 333-159850, 333-168945 and 333-194590).

/s/ Windham Brannon P.C.

Atlanta, GA
January 22, 2015